Exhibit 99.1

News Release

Release Time:	Immediate
Contact for Bank of the Ozarks:	Susan Blair, (501) 978-2217
Contact for Intervest:	Lowell Dansker, (212) 218-2800
Date:	December 31, 2014

Bank of the Ozarks, Inc. and Intervest Bancshares Corporation

Announce Expected Closing Date for Pending Merger

LITTLE ROCK, ARKANSAS/NEW YORK, NEW YORK –Bank of the Ozarks, Inc. (“Ozarks”) (NASDAQ: OZRK) and Intervest Bancshares Corporation (“Intervest”) (NASDAQ: IBCA) today jointly announced that the companies expect the previously announced merger transaction will close on or about February 10, 2015, subject to satisfaction of the remaining closing conditions set forth in the merger agreement, including the approval and adoption of the merger agreement by Intervest’s stockholders at the special meeting of stockholders scheduled for January 27, 2015. All required regulatory approvals for the merger of Intervest with and into Ozarks have been received.

ABOUT BANK OF THE OZARKS, INC.

Bank of the Ozarks, Inc. is a bank holding company with $6.58 billion in total assets as of September 30, 2014 and trades on the NASDAQ Global Select Market under the symbol “OZRK.” Ozarks owns a state-chartered subsidiary bank that conducts banking operations through 159 offices in Arkansas, Georgia, North Carolina, Texas, Florida, Alabama, South Carolina, New York and California. Ozarks may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811.

Ozark’s website is: www.bankozarks.com.

ABOUT INTERVEST BANCSHARES CORPORATION

Intervest Bancshares Corporation is a bank holding company. Its operating subsidiary is Intervest National Bank, a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida. Intervest’s’s Common Stock is listed on the NASDAQ Global Select Market under the trading symbol “IBCA.” Intervest’s website is www.intervestbancsharescorporation.com.

ADDITIONAL INFORMATION

This communication is being made in respect of the proposed merger transaction involving Intervest and Ozarks. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger, Intervest has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) and Ozarks has filed a final prospectus with the SEC. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. These documents, as well as other filings containing information about Intervest and Ozarks are available, without charge, at the SEC’s internet site (http://www.sec.gov). Copies of the proxy statement/prospectus can also be obtained, without charge, from Intervest’s website at http://www.intervestbancsharescorporation.com under the proxy statements tab and from Ozarks website at http://www.bankozarks.com under the Investor Relations tab.

Intervest and Ozarks and their respective directors, executive officers and certain other members of management and employees may be deemed “participants” in the solicitation of proxies from stockholders of Intervest in connection with the merger transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of stockholders of Intervest in connection with the proposed merger are set forth in the proxy statement/prospectus. You can find information about Intervest’s executive officers and directors in its Annual Report on Form 10-K for the year ended December 31, 2013 and in its definitive proxy statement as filed with the SEC on March 3, 2014 and April 1, 2014, respectively. You can find information about Ozarks’ directors and executive officers in its Annual Report on Form 10-K for the year ended December 31, 2013 and in its definitive proxy statement as filed with the SEC on February 28, 2014 and March 11, 2014, respectively.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This release may contain forward-looking information. Words such as “may,” “will,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “assume,” “indicate,” “continue,” “target,” “goal,” and similar words or expressions of the future are intended to identify forward-looking statements. This information is intended to be covered by the Private Securities Litigation Reform Act of 1995. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may adversely affect the business, financial condition and results of operations of Ozarks and Intervest. These forward-looking statements include, without limitation, statements relating to the closing of the proposed transaction between Intervest and Ozarks. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, many of which are beyond the parties control, including the parties ability to consummate the transaction or to satisfy the conditions to completion of the transaction, including the receipt of stockholder approval and the parties ability to meet expectations regarding the timing of the transaction. Additional factors are described in Intervest’s and Ozark’s filings with the SEC. Neither Intervest nor Ozarks assume any obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.